Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118708

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 5, 2004

MCF CORPORATION

4,822,983 Shares of Common Stock

1,384,616 Shares of Common Stock Issuable Upon Exercise of Warrants

The information contained in the table appearing under the heading "Selling Securityholders" is hereby amended as follows:

Name of Selling Stockholder	Common Stock Owned Prior to Offering (1)	Percent of Stock Owned Prior to Offering (1)		Common Stock Offered (1)	Common Stock Owned After Offering (1)(2)	Percent of Common Stock Owned After Offering (1)(2)
LMS Capital (Bermuda) Limited	-0.0-	-0.0-		-0.0-	-0-	-0.0-
San Francisco Equity Partners, L.P.	6,000,001(3)	9.1% (3)	(4)	6,000,001(3)	-0-	-0.0-

(1)	This information is based on information provided to us by the selling stockholder.

(2)	Assumes the sale of all shares offered in this prospectus.

(3)
Includes 4,615,385 shares of common stock and 1,384,616 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of the date of this prospectus. Scott Potter, a member of our Board of Directors, is also a general partner of San Francisco Equity Partners, L.P. Mr. Potter disclaims beneficial ownership of shares held by San Francisco Equity Partners, L.P. except to the extent of his pecuniary interest therein.

(4)	Includes shares of our common stock held by the selling stockholders, as well as common stock issuable upon exercise of warrants that are exercisable or vested within 60 days of the date hereof.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 12, 2005